Exhibit 99.1

Diplomat Announces 3rd Quarter Financial Results

3rd Quarter Revenue Increased 59%, Net Income Increased 251%, Adjusted EBITDA Increased 212%

Raising Full Year 2015 Guidance

FLINT, Mich., November 3, 2015 /PRNewswire/ — Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation’s largest independent specialty pharmacy, announced financial results for the quarter ended September 30, 2015. All comparisons, unless otherwise noted, are to the quarter ended September 30, 2014.

Third Quarter 2015 Highlights include:

•                  Revenue of $947 million, an increase of 59% or $351 million

•                  32% organic revenue growth

•                  Total prescriptions dispensed of 245,000, an increase of 17%

•                  Gross margin of 8.0% versus 6.7%

•                  Adjusted EBITDA of $33.0 million, an increase of 212% or $22.4 million

•                  Adjusted EBITDA margin of 3.5% versus 1.8%

•                  Adjusted EPS of $0.26 versus $0.19

Phil Hagerman, Chairman and CEO of Diplomat, commented “During the third quarter, we continued to strengthen our leadership position in the specialty pharmacy industry with 59% revenue growth and 212% adjusted EBITDA growth.  In fact, the 32% growth in organic revenue was our highest organic growth quarter yet this year.  Across the entire organization, this was another very successful quarter as we saw tremendous growth in our core business, including our recent acquisitions, which are performing well ahead of our expectations.  We are incredibly excited about our industry and its growth potential. There remains a rich pipeline of drugs in development that lend themselves to the specialty pharmacy model and I’m very confident in our ability to continue to win access to limited distribution panels. In the wake of such a strong quarter, we are raising our outlook for the remainder of 2015.”

Third Quarter Financial Summary:

Revenue for the third quarter of 2015 was $947 million, compared to $596 million in the third quarter of 2014, an increase of $351 million or 59%.  The increase was primarily the result of approximately $119 million of revenue from drugs that were new to the market or newly dispensed by Diplomat and approximately $159 million from our acquisitions.  The remaining increase is primarily attributable to the impact of manufacturer price increases, a richer mix of those drugs that existed a year ago, and payor mix changes.

Gross profit in the third quarter of 2015 was $75.8 million, compared to $40.2 million in the third quarter of 2014 and generated gross margin of 8.0% compared to 6.7%.  The gross margin improvement in the quarter was primarily due to drug mix changes, including the impact of recent acquisitions, as well as the impact of increased pharma dollars, and, to a lesser extent, continued favorable pricing trends.

Selling, general, and administrative expenses (“SG&A”) for the third quarter of 2015 was $48.9 million, an increase of $14.6 million, compared to $34.3 million in the third quarter of 2014.  Of this increase, $12.3 million relates to employee cost, including the employee expense from our acquired entities.  The increased employee expense was primarily attributable to the 20% increase in dispensed and serviced prescription volume, combined with the increased clinical and administrative complexity associated with our mix of business.  We also experienced a $7.2 million increase in amortization expense from definite-lived intangible assets associated with our acquisitions.  The remaining increase was in all other SG&A to support our growth including public company requirements, consulting fees, travel, and other miscellaneous expenses.  These increases were partially offset by a decrease in the fair value of contingent consideration related to our acquisitions and a decrease in bad debt expense.  As a percentage of revenue, SG&A, excluding acquisition-related amortization and change in contingent consideration, accounted for 5.0% of total revenues for the three months ended September 30, 2015 compared to 5.4% in the prior year period.  This decrease is primarily attributable to a favorable adjustment to our allowance for doubtful accounts, and operating efficiencies.  The decrease was partially offset by increased expense to support the more clinically intensive therapies from the businesses we have acquired, and increased share-based compensation expense.

Adjusted EBITDA for the third quarter of 2015 was $33.0 million versus $10.6 million in the third quarter of 2014, an increase of 212%.

Net income allocable to common shareholders for the third quarter of 2015 was $15.7 million, or $0.25 per common share, compared to $4.5 million, or $0.12 per common share for the third quarter of 2014.  On a diluted basis, we had net income per common share of $0.24 in the third quarter of this year, compared to $0.11 per common share in the year ago quarter.  Diluted non-GAAP Adjusted EPS (“Adjusted EPS”) was $0.26 in the third quarter of this year compared to $0.15 in the third quarter of 2014.  Compared to the year ago period, our weighted average common shares outstanding in the third quarter of 2015 were significantly impacted by our IPO, our follow-on equity offering, the use of shares as partial consideration for our acquisitions, and certain stock option exercises and repurchases.

2015 Financial Outlook

For the full-year 2015, we are increasing our financial guidance.  We now expect:

•                  Revenue between $3.25 and $3.4 billion, up from our previous range of $3.2 to $3.4 billion

•                  Net income between $27 and $29 million, up from our previous range of $11 to $13 million (greatly influenced by the stock-based BioRx contingent consideration valuation changes)

•                  Adjusted EBITDA between $92 and $96 million, up from our previous range of $80 to $84 million

•                  Adjusted EPS between $0.69 and $0.73, up from our previous range of $0.56 to $0.60

Our Adjusted EPS expectations now assume approximately 63,200,000 weighted average common shares outstanding for the full year 2015, which could differ materially.

Earnings Conference Call Information

As previously announced, the Company will hold a conference call to discuss its third quarter and 2015 performance this evening, November 3, 2015 at 5:00 p.m. Eastern Time.  Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 877-201-0168 (or 647-788-4901 for international callers) and referencing participant code 47336022 approximately 15 minutes prior to the call.  A live webcast of the conference call will be available on the investor relations section of the Company’s website and an audio file of the call will also be archived for 90 days at ir.diplomat.is.

About Diplomat

Diplomat Pharmacy, Inc. (NYSE: DPLO) serves patients and physicians in all 50 states.  Headquartered in Flint, Michigan, the Company focuses on medication management programs for people with complex chronic diseases, including oncology, immunology, hepatitis, multiple sclerosis, specialized infusion therapy, HIV and many other serious or long-term conditions.  Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients, and the rest falls into place.”  Today, that tradition continues — always focused on improving patient care and clinical adherence.  For more information visit www.diplomat.is. Follow us on Twitter and LinkedIn and like us on Facebook.

Non-GAAP Information

Adjusted EPS adds back, net of income taxes, the impact of all merger and acquisition related expenses, including amortization of intangible assets, the change in contingent consideration related to our acquisitions, as well as deal-related costs.  We exclude merger and acquisition related expenses from Adjusted EPS because we believe the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and such expenses can vary significantly between periods as a result of new acquisitions, full amortization of previously acquired intangible assets or ultimate realization of contingent consideration.  Investors should note that acquisitions, once consummated, contribute to revenue in the periods presented as well as future periods and should also note that amortization and contingent consideration expenses will recur in future periods.  A reconciliation of Adjusted EPS, a non-GAAP measure, to EPS as prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) can be found in the appendix.

We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, share-based compensation, restructuring and impairment charges, equity loss and impairment of non-consolidated entities, and certain other items that we do not consider indicative of our ongoing operating performance (which are itemized below in the reconciliation to net income).  Adjusted EBITDA is not in accordance with, or an alternative to, GAAP.  In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.  You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items.

We consider Adjusted EBITDA and Adjusted EPS to be supplemental measures of our operating performance.  We present Adjusted EBITDA and Adjusted EPS because they are used by our Board of Directors and management to evaluate our operating performance.  They are also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends and for evaluating the effectiveness of our business strategies.  Further, we believe they assist us, as well as investors, in comparing performance from period to period on a consistent basis.  Other companies in our industry may calculate Adjusted EBITDA and Adjusted EPS differently than we do and these calculations may not be comparable to our Adjusted EBITDA and Adjusted EPS metrics.  A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income can be found in the appendix.

Forward Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Diplomat’s expectations regarding revenues, Adjusted EBITDA, net income (loss), Adjusted EPS, market share, the performance of acquisitions and growth strategies.  The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include: our ability to adapt to changes or trends within the specialty pharmacy industry; significant and increasing pricing pressure from third-party payors; our relationships with key pharmaceutical manufacturers; bad publicity about, or market withdrawal of, specialty drugs we dispense; a significant increase in competition from a variety of companies in the health care industry; our ability to expand the number of specialty drugs we dispense and related services; maintaining existing patients; revenue concentration of the top specialty drugs we dispense; our ability to maintain relationships with a specified wholesaler and pharmaceutical manufacturer; increasing consolidation in the healthcare industry; managing our growth effectively; limited experience with acquisitions and our ability to recognize the expected benefits therefrom on a timely basis or at all; and the additional factors set forth in “Risk Factors” in Diplomat’s Annual Report on Form 10-K for the year ended December 31, 2014 and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT:
Bob East, Westwicke Partners
443-213-0500 | Diplomat@westwicke.com

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(dollars in thousands)

	September 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and equivalents	$15,665	$17,957
Accounts receivable, net	258,158	155,273
Inventories	153,293	110,683
Deferred income taxes	2,503	1,813
Prepaid expenses and other current assets	7,551	5,360
Total current assets	437,170	291,086
Property and equipment, net	14,988	13,150
Capitalized software for internal use, net	35,904	13,236
Goodwill	253,426	23,148
Intangible assets, net	233,677	44,973
Deferred debt issuance costs	5,312	921
Investment in non-consolidated entity	3,500	3,500
Other noncurrent assets	179	72
Total assets	$984,156	$390,086

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$271,988	$202,495
Borrowings on line of credit	21,756	—
Short-term debt, including current portion of long-term debt	6,000	—
Accrued expenses:
Contingent consideration	44,281	6,282
Compensation and benefits	6,126	2,257
Other	8,372	4,394
Total current liabilities	358,523	215,428
Long-term debt, less current portion	112,500	—
Contingent consideration, less current portion	—	5,409
Deferred income taxes	11,128	518
Other noncurrent liabilities	—	4
Total liabilities	482,151	221,359
Commitments and contingencies
Shareholders’ equity:
Preferred stock (10,000,000 shares authorized; none issued and outstanding)	—	—
Common stock (no par value, 590,000,000 shares authorized; 64,253,037 and 51,457,023 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively)	448,736	148,901
Additional paid-in capital	21,868	9,893
Retained earnings	27,564	5,354
Total Diplomat Pharmacy shareholders’ equity	498,168	164,148
Noncontrolling interests	3,837	4,579
Total shareholders’ equity	502,005	168,727
Total liabilities and shareholders’ equity	$984,156	$390,086

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net sales	$946,913	$595,529	$2,379,807	$1,602,881
Cost of goods sold	(871,150)	(555,364)	(2,193,233)	(1,503,639)
Gross profit	75,763	40,165	186,574	99,242
Selling, general and administrative expenses	(48,860)	(34,306)	(147,637)	(85,330)
Income from operations	26,903	5,859	38,937	13,912
Other (expense) income:
Interest expense	(1,542)	(734)	(3,766)	(1,629)
Change in fair value of redeemable common shares	—	6,916	—	7,873
Termination of existing stock redemption agreement	—	(4,842)	—	(4,842)
Equity loss of non-consolidated entity	—	(377)	—	(1,087)
Other	90	146	270	663
Total other (expense) income	(1,452)	1,109	(3,496)	978
Income before income taxes	25,451	6,968	35,441	14,890
Income tax expense	(9,768)	(2,427)	(13,973)	(6,984)
Net income	15,683	4,541	21,468	7,906
Less: net loss attributable to noncontrolling interest	(278)	—	(742)	—
Net income attributable to Diplomat Pharmacy, Inc.	15,961	4,541	22,210	7,906
Net income allocable to preferred shareholders	—	745	—	1,062
Net income allocable to common shareholders	$15,961	$3,796	$22,210	$6,844

Net income per common share:
Basic	$0.25	$0.12	$0.37	$0.22
Diluted	$0.24	$0.11	$0.36	$0.20

Weighted average common shares outstanding:
Basic	63,890,060	31,643,725	59,507,347	31,479,950
Diluted	65,513,055	33,670,041	61,758,979	33,955,995

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(dollars in thousands)

	Nine Months Ended
	September 30,
	2015	2014
Cash flows from operating activities:
Net income	$21,468	$7,906
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,823	5,331
Change in fair value of contingent consideration	(1,660)	657
Contingent consideration payment	(3,738)	—
Net provision for doubtful accounts	3,307	3,257
Share-based compensation expense	2,502	1,828
Excess tax benefits related to share-based awards	(14,348)	—
Deferred tax expense	1,185	3,286
Amortization of debt issuance costs	665	276
Impairment of capitalized software for internal use	150	—
Loss (gain) on sale or disposal of property and equipment	60	(11)
Change in fair value of redeemable common shares	—	(7,873)
Termination of existing stock redemption agreement	—	4,842
Equity loss of non-consolidated entity	—	1,087
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(43,513)	(18,563)
Inventories	(28,379)	(6,913)
Accounts payable	18,644	26,192
Other assets and liabilities	25,366	(1,998)
Net cash provided by operating activities	2,532	19,304
Cash flows from investing activities:
Payments to acquire businesses, net of cash acquired	(299,534)	(51,599)
Expenditures for capitalized software for internal use	(9,145)	(5,758)
Expenditures for property and equipment	(2,374)	(834)
Net proceeds from sales of property and equipment	8	21
Loan to non-consolidated entity	—	(500)
Net repayment of related parties’ notes receivable	—	150
Net cash used in investing activities	(311,045)	(58,520)
Cash flows from financing activities:
Net borrowings from line of credit	21,756	13,940
Proceeds from long-term debt	120,000	—
Payments on long-term debt	(1,500)	(5,693)
Proceeds from follow-on public offering, net of transaction costs	187,238	—
Proceeds from sale of preferred stock, net of transaction costs	—	101,815
Payments made to repurchase common stock	—	(53,400)
Payments made to repurchase stock options	(36,298)	(9,400)
Proceeds from issuance of stock upon stock option exercises	8,745	—
Excess tax benefits related to share-based awards	14,348	—
Payments of debt issuance costs	(5,056)	—
Contingent consideration payment	(3,012)	—
Payments of stock offering costs	—	(1,368)
Net cash provided by financing activities	306,221	45,894
Net (decrease) increase in cash and equivalents	(2,292)	6,678
Cash and equivalents at beginning of period	17,957	9,109
Cash and equivalents at end of period	$15,665	$15,787
Supplemental disclosures of cash flow information:
Cash paid for interest	$2,730	$1,411
Cash paid for income taxes	346	3,426

Adjusted EBITDA

The table below presents a reconciliation of net income attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA for the periods indicated:

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014
	(dollars in thousands) (Unaudited)
Net income attributable to Diplomat Pharmacy, Inc.	$15,961	$4,541	$22,210	$7,906
Depreciation and amortization	9,948	2,786	20,823	5,331
Interest expense	1,542	734	3,766	1,629
Income tax expense	9,768	2,427	13,973	6,984
EBITDA	$37,219	$10,488	$60,772	$21,850

Share-based compensation expense	$1,270	$693	$2,502	$1,828
Employer payroll taxes - option repurchases and exercises	307	—	1,483	—
Restructuring and impairment charges	—	—	150	—
Change in fair value of redeemable common shares	—	(6,916)	—	(7,873)
Termination of existing stock redemption agreement	—	4,842	—	4,842
Equity loss of non-consolidated entity	—	377	—	1,087
Severance and related fees	112	109	426	364
Merger and acquisition related expenses	(6,251)	603	475	1,774
Philanthropy	—	—	—	180
Other taxes and credits	—	—	—	(419)
Other items	361	395	1,104	1,042
Adjusted EBITDA	$33,018	$10,591	$66,912	$24,675

Adjusted EPS (diluted)

Below is a reconciliation of the Company’s diluted net income attributable to Diplomat Pharmacy, Inc. per common share to Adjusted EPS for the three and nine months ended September 30, 2015 and 2014.

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014 (1)	2015	2014 (1)
	(dollars in thousands, except per share amounts) (unaudited)
Net income attributable to Diplomat Pharmacy, Inc.	$15,961	$4,541	$22,210	$7,906
Amortization of acquisition-related intangible assets	8,747	1,789	17,377	2,241
Merger and acquisition related expenses	(6,251)	603	476	1,774
Income tax impact of adjustments	(958)	(833)	(7,414)	(1,883)
Adjusted non-GAAP net income	$17,499	$6,100	$32,649	$10,038

Net income attributable to Diplomat Pharmacy, Inc	$0.24	$0.13	$0.36	$0.23
Amortization of acquisition-related intangible assets	0.13	0.05	0.28	0.07
Merger and acquisition related expenses	(0.10)	0.02	0.01	0.05
Income tax impact of adjustments	(0.01)	(0.01)	(0.01)	(0.02)
Adjusted EPS	$0.26	$0.19	$0.64	$0.33

(1)         Different than reported in November 10, 2014 press release, but calculated consistent with our 2015 methodology